Exhibit 99.1

{DQE logo}

News Release

Date	August 11, 2003
For Release	Upon Receipt
Contact	Media:	Financial Community:
	John Laudenslager	Quynh McGuire
	412-393-1502	412-393-1259

DQE ANNOUNCES SECOND QUARTER 2003 RESULTS

Positive Back-to-Basics Performance Continues

PITTSBURGH – Continuing the favorable performance resulting from the ongoing implementation of its Back-to-Basics business strategy, DQE today reported total earnings of $34.1 million, or $0.46 per share, for the second quarter of 2003, as compared to a loss of $97.1 million, or $1.69 per share, for the same period in 2002.

Continuing Operations

The goal of the Back-to-Basics strategy is to transition the company back to a traditional electric utility business with a strong balance sheet, a predictable earnings stream, and a focus on shareholder value. Earnings from continuing operations for the second quarter of 2003 were $20.7 million, or $0.28 per share, as compared to $4.9 million, or $0.09 per share, in the second quarter of 2002. Included in the second quarter 2002 results was an after-tax impairment charge of $10.8 million related to energy-technology investments. In addition, the increase in second quarter 2003 earnings from continuing operations from the prior year was primarily due to the following factors.

•	Earnings from DQE Financial increased $1.7 million, primarily as a result of higher prices from its landfill gas sales and lower depreciation and amortization expense.
•	Earnings from Duquesne Light’s supply business increased $1.4 million, reflecting a margin paid by customers who purchase power from the company as part of the POLR II arrangement, which provides electricity to customers who have not selected an alternative generation supplier.

Discontinued Operations

Earnings from discontinued operations were $13.4 million, or $0.18 per share, in the second quarter of 2003, as compared to a loss of $102.0 million, or $1.78 per share, in the second quarter of 2002. Included in the second quarter 2003 results was an after-tax gain of $11.5 million related to the increase in the fair value of AquaSource’s investor-owned utilities. The 2002 results included an after-tax charge of $100.9 million relating to an impairment of the long-lived assets of AquaSource.

Year-to-Date Results

For the year-to-date period through June 30, 2003, total earnings were $63.5 million, or $0.85 per share, compared to a loss of $194.3 million, or $3.42 per share, in the first six months of 2002. In addition to the items discussed above, an after-tax charge of $113.7 million, or $2.00 per share, from the cumulative effect of a change in accounting principle, also was included in 2002 results.

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DQE Second Quarter Results/Page 2

For the six months ended June 30, 2003, earnings from continuing operations were $48.4 million, or $0.65 per share, compared to $18.2 million, or $0.32 per share, for the same period in 2002, before the cumulative effect of a change in accounting principle, described above. Included in the second quarter 2002 results was an after-tax impairment charge of $10.8 million discussed above. The increase in year-to-date earnings from continuing operations was primarily due to the following factors.

•	DQE Financial recognized an after-tax gain of $7.0 million related to the sale of its investment in a natural gas operating partnership in the first quarter 2003. Earnings from DQE Financial also increased $4.0 million, primarily as a result of higher prices from its landfill gas sales and lower depreciation and amortization expense.
•	Earnings from Duquesne Light’s supply business increased $6.0 million, reflecting an additional margin related to the POLR II arrangement described above.

Earnings from discontinued operations were $15.1 million, or $0.20 per share, for the first six months of 2003, compared to a loss of $98.8 million, or $1.74 per share, for the prior year period.

Earnings Outlook

The company confirms its previous 2003 earnings guidance of $91 million to $95 million from continuing operations. This guidance includes a $7 million gain related to the sale of DQE Financial’s investment in a natural gas operating partnership in the first quarter.

A live Internet broadcast of DQE’s management presentation to members of the financial community is scheduled for 11 a.m., EDT, Tuesday, August 12, and can be accessed at www.dqe.com. A replay of the presentation will be made available on the company’s website through August 26. Please refer to the company’s 10-Q, which will be filed August 14, for additional details regarding second quarter 2003 results.

About the Company

On July 31, 2003, DQE completed the closing of the sale of its AquaSource investor-owned water and wastewater utilities and selected contract operations to Philadelphia Suburban Corporation (PSC). The transaction with PSC is the last, and most significant, of several transactions that enabled DQE to exit the water business as part of its Back-to-Basics business strategy, which features a more concentrated focus on Duquesne Light and complementary businesses. Consistent with that focus, the DQE, Inc. name is being phased out, although its shares will continue to trade under the “DQE” symbol on the New York Stock Exchange.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and certainties, some of which are discussed below. Projected DQE cash flow, earnings, earnings growth and dividends will depend on the performance of DQE’s subsidiaries, on the effectiveness of any divestiture of non-core businesses and assets, and board policy. Demand for and pricing of electricity and landfill gas, changing market conditions and weather conditions could affect earnings levels. Duquesne Light’s earnings will be affected by the number of customers who choose to receive electric generation through POLR II, by final PUC approval of POLR III and by the continued performance of the generation supplier. The ultimate structure of POLR III will be subject to PUC review and approval, and may depend on the ability to obtain a generation asset and/or the ability to contract with suitable third-party suppliers and the terms negotiated with such suppliers. Any debt reductions will depend on the availability of cash flows. The use of proceeds from the AquaSource sale, related purchase price adjustments, and the resolution and disposition of the retained liabilities and indemnities, may affect AquaSource and DQE earnings. Customer energy demand, fuel costs, plant operations and any disallowances of Section 29 tax credits by the IRS could affect DQE Energy Services’ earnings. The outcome of the shareholder litigation initiated against DQE may affect performance. The final resolution of proposed adjustments regarding income tax liabilities of DQE and its affiliates (which will depend on negotiations with the appropriate tax authorities) could affect financial position, earnings, and cash flows. The resolution of the Fresh Kills litigation could affect cash flows and earnings. Earnings with respect to synthetic fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued viability of, and compliance with the requirements for, applicable federal tax credits. The credit ratings received from the rating agencies could affect the cost of borrowing, the access to capital markets and liquidity. Market and business conditions, demand for services, and stock market volatility may affect the ability to monetize the remaining energy technology investments. Overall performance by DQE and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in DQE’s SEC filings made to date.

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DQE STATEMENT OF INCOME

(All amounts in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2003	2002	2003	2002
Operating Revenues:
Retail sales of electricity	$184.8	$226.7	$378.2	$470.9
Other	31.0	23.5	57.9	47.8

Total Operating Revenues	215.8	250.2	436.1	518.7

Operating Expenses:
Purchased power	93.3	104.0	189.7	202.9
Other operating and maintenance	51.7	53.8	101.8	104.9
Depreciation and amortization	21.9	49.4	46.1	128.3
Taxes other than income taxes	12.5	17.9	26.2	34.7

Total Operating Expenses	179.4	225.1	363.8	470.8

Operating Income	36.4	25.1	72.3	47.9
Other Income:
Investment income	14.8	19.9	41.0	39.0
Investment impairment	(1.0)	(10.8)	(1.0)	(10.8)

Total Other Income	13.8	9.1	40.0	28.2

Interest and Other Charges	19.3	22.7	38.5	44.3

Income From Continuing Operations Before Income Taxes	30.9	11.5	73.8	31.8
Income Taxes	10.0	6.5	25.0	13.3

Income From Continuing Operations	20.9	5.0	48.8	18.5
Income (Loss) from Discontinued Operations, net of tax	13.4	(102.0)	15.1	(98.8)

Income before Cumulative Effect of Change in Accounting Principle	34.3	(97.0)	63.9	(80.3)
Cumulative Effect of Change in Accounting Principle (a)	—	—	—	(113.7)

Net Income (Loss)	34.3	(97.0)	63.9	(194.0)
Dividends on Preferred Stock	0.2	0.1	0.4	0.3

Earnings (Loss) Available for Common Stock	$34.1	($97.1)	$63.5	($194.3)

Average Number of Common Shares	74.8	57.4	74.7	56.8

Earnings (Loss) Per Share of Common Stock	0.46	(1.69)	0.85	(3.42)

Dividends Declared Per Share of Common Stock	$0.25	$0.42	$0.50	$0.84

Actual Number of Common Shares	74.9	73.7	74.9	73.7

(a) Relates to the impairment of goodwill.

DQE OPERATING STATISTICS

	Three Months Ended June 30,
(Unaudited)	2003	2002
MEGAWATT-HOUR SALES (in thousands):
Residential	781	866
Commercial	1,555	1,606
Industrial	774	843

RETAIL SALES OF ELECTRICITY	3,110	3,315

OPERATING REVENUES (in millions):
Retail Sales of Electricity:
Residential	$65.8	$72.7
Commercial	83.9	108.3
Industrial	32.1	43.2
EGS Transmission	3.0	2.5
Revenues from Retail Sales of Electricity	184.8	226.7
Other	31.0	23.5

TOTAL OPERATING REVENUES	$215.8	$250.2

	Six Months Ended June 30,
(Unaudited)	2003	2002
MEGAWATT-HOUR SALES (in thousands):
Residential	1,760	1,758
Commercial	3,121	3,119
Industrial	1,575	1,663

RETAIL SALES OF ELECTRICITY	6,456	6,540

OPERATING REVENUES (in millions):
Retail Sales of Electricity:
Residential	$141.9	$159.8
Commercial	165.9	218.1
Industrial	64.4	88.1
EGS Transmission	6.0	4.9
Revenues from Retail Sales of Electricity	378.2	470.9
Other	57.9	47.8

TOTAL OPERATING REVENUES	$436.1	$518.7